Exhibit (6)(t)(xiv)

COLLEGE RETIREMENT EQUITIES FUND
(CREF)

730 Third Avenue, New York, N.Y. 10017-3206
Telephone: [800-842-2733]

Endorsement to Your CREF Deferred Annuity Contract

Effective Date: [Attached at issue / Specific Date / Upon receipt]

This endorsement amends and is part of your contract [xxxxxxxx] with CREF.

In accordance with the CREF Rules of the Fund, [as of the effective date of this endorsement,] each CREF Account has multiple expense classes (“class”). Such class or classes under which any CREF contract or certificate participates within each CREF Account is determined in accordance with criteria established by CREF and is governed by the CREF Rules of the Fund.

[The accumulation under the contract is currently assigned to class [x].]

OR

[The accumulation under the contract is attributable to the following plan(s) and is currently assigned to the following class(es).

Plan [xxx]	Class [x]
Plan [yyy]	Class [y]
Plan [zzz]	Class [z] ]

[Annuity units under all CREF payout annuities are currently assigned to class [x].]

OR

[Annuity units under CREF payout annuities are currently available in classes [x, y, and/or z].]

Accumulation unit value(s) and annuity unit value(s) of an Account are determined by the contract’s assigned class(es).

CREF reserves the right to change the class with which the value of any accumulation units and/or annuity units under the contract is associated.

President and
Chief Executive Officer